Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: +1.212.906.1200 Fax: +1.212.751.4864 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
March 26, 2010	Doha	Paris
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
Scientific Games Corporation	Madrid	Washington, D.C.
750 Lexington Avenue, 25th Floor	Milan
New York, New York 10022

Re:          Registration Statement on Form S-3; 4,510,647 shares of Class A Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Scientific Games Corporation, a Delaware corporation (the “Company”), in connection with the offer and resale from time to time of up to 4,510,647 shares of Class A common stock, par value $0.01 per share (the “Shares”), including 40,000 Shares (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”), by certain stockholders of the Company (the “Selling Stockholders”).  The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2010 (Registration No. 333-   ) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the state of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the Shares have been duly authorized by all necessary corporate action of the Company, (ii) the Shares, other than the Warrant Shares, are validly issued, fully paid and non-assessable and (iii) if, as and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of the Warrants, including, without limitation, the payment in full of applicable consideration in an amount not less than the par value of the Warrant Shares to be issued, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham and Watkins LLP